July 2015 Filed pursuant to Rule 433 dated July 1, 2015 relating to Preliminary Pricing Supplement No. 399 dated July 1, 2015 to Registration Statement No. 333-200365

Structured Investments

Opportunities in Commodities

Participation Securities due August   , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Unlike ordinary debt securities, the Participation Securities due August , 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity. Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the index, as of the valuation date, as reduced by the adjustment factor described below. If, as of the valuation date, the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The index is a modified version of the Bloomberg Commodity IndexSM and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the Index is composed of only ten commodity futures contracts. For more information about backwardation, please see “Summary of Pricing Supplement—Backwardation Enhanced Bloomberg Commodity Index.” The securities are for investors who seek a commodity index-based return and who are willing to risk their principal and forgo current income in exchange for a return based on the performance of the index, as reduced by the adjustment factor. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.

All payments are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations, you could lose some or all of your investment. These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.

SUMMARY TERMS
Issuer:		Morgan Stanley
Index:		Backwardation Enhanced Bloomberg Commodity Index (Total Return)
Please read “Backwardation Enhanced Bloomberg Commodity Index (Total Return)” on page 3 for information on the index.
Aggregate principal amount:		$
Stated principal amount:		$1,000 per security
Issue price:		$1,000 per security (see “Commissions and issue price” below)
Pricing date:		July , 2015
Original issue date:		August , 2015 (3 business days after the pricing date)
Maturity date:		August , 2017
Interest:		None
Payment at maturity:		stated principal amount × [1 + (index performance – adjustment factor)]
Index performance:		(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:

1.75% × N/365

where,

N = the number of days from and including the pricing date to and including the valuation date

The adjustment factor will reduce your participation in the index and, as a result, the amount payable to you at maturity.

Initial index value:		The official settlement price of the index on the pricing date
Final index value:		The official settlement price of the index on the valuation date
Valuation date:		July , 2017, subject to adjustment for non-index business days and certain market disruption events
CUSIP:		61762GEC4
ISIN:		US61762GEC42
Listing:		The securities will not be listed on any securities exchange.
Agent:		Morgan Stanley & Co. LLC (“MS & Co.”), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information regarding plan of distribution; conflicts of interest.”
Estimated value on the pricing date:		Approximately $971.80 per security, or within $15.00 of that estimate. See “Investment Overview” beginning on page 2.
Commissions and issue price:	Price to public	Agent’s commissions and fees	Proceeds to issuer(3)
Per security	$1,000	$20.00(1)
		$5.00(2)	$975.00
Total	$	$	$
(1)	Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a total sales commission of $20.00 for each security they sell, which will be paid quarterly in increments of $2.50 per security over the term of the securities. For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement. The agent’s commissions and fees are not the only costs to investors in respect of the securities. See the description of the adjustment factor above.

(2)	Reflects a structuring fee payable to Morgan Stanley Wealth Management by the agent or its affiliates of $5.00 for each security, which will be paid quarterly in increments of $0.625 per security over the term of the securities.

(3)	We will receive, in aggregate, $1,000 per security issued because a portion of the adjustment factor will effectively be used by us or our hedging counterparty to pay the agent’s commissions and fees and, accordingly, these commissions and fees are borne by you. See “Description of Securities—Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.

Preliminary Pricing Supplement No. 399 dated July 1, 2015

Prospectus Supplement dated November 19, 2014     Prospectus dated November 19, 2014

The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Investment Overview

Participation Securities due August , 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return) (the “securities”) offer investors a payment at maturity that is based on full exposure to both the positive and negative performance (as reduced by an adjustment factor of 1.75% per annum) of the index. If the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, as of the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The index is a modified version of the Bloomberg Commodity IndexSM and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. For more information about backwardation and the index, please see “Backwardation Enhanced Bloomberg Commodity Index (Total Return)” and “Risk Factors–– Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” below.

Maturity:	2 years
Interest:	None
Minimum payment at maturity:	None
Maximum Payment at maturity:	None

The original issue price of each security is $1,000. This includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000. We estimate that the value of each security on the pricing date will be approximately $971.80, or within $15.00 of that estimate. Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprise both a debt component and a performance-based component linked to the index. The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the index, instruments based on the index, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the adjustment factor, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us. If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., purchases the securities in the secondary market, absent changes in market conditions, including those related to the index, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors. However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value. We expect that those higher values will also be reflected in your brokerage account statements.

July 2015	Page 2

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

Backwardation Enhanced Bloomberg Commodity Index (Total Return)

The index was developed by Morgan Stanley Capital Group Inc., which we refer to as MSCG and is calculated and published daily by Morgan Stanley & Co. LLC, which we refer to as MS & Co. The index is a modified version of the Bloomberg Commodity IndexSM, and consists of certain selected components from the Bloomberg Commodity Index deemed by the index methodology to exhibit stronger backwardation characteristics. While the Bloomberg Commodity Index is composed of 22 commodity futures contracts, the index is composed of only ten commodity futures contracts. The target weight of each commodity sector included in the index is the same as the target weight of that commodity sector in the Bloomberg Commodity Index, but the target weights of the underlying commodity futures contracts within each sector are adjusted to reflect the reduced number of commodity futures contracts tracked by the index. Backwardation enhancement involves identifying commodities that generally exhibit persistent backwardation and modifying a commodity index, such as the Bloomberg Commodity Index, to concentrate the exposure of the investment to these commodities. Commodities are in backwardation if prices for the relevant futures contracts are lower in the distant delivery months than in the nearer delivery months, resulting in a “roll yield” when contracts with nearer delivery months, as they approach expiration, are replaced by contracts with distant delivery months.

For more information relating to backwardation, see “Risk Factors––Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index” in this document and “Description of Securities––The Index” in the accompanying preliminary pricing supplement.

The following table sets out the sector weights of the index and the component or components selected for each sector in the index as of June 4, 2015.

Sector	Components	Weightings
Energy	WTI Crude Oil, Brent Crude Oil, Heating Oil, RBOB Gasoline	35.49%
Metals	Copper, Nickel	31.74%
Grains	Soybeans, Corn	21.11%
Livestock	Live Cattle	5.02%
Softs	Sugar	6.64%

For a more complete description of the index and the Bloomberg Commodity Index, see “Description of Securities––The Index” in the accompanying preliminary pricing supplement.

Information on the index as of market close on June 30, 2015:

Bloomberg Ticker Symbol:	MSBBDTR*
Current Index Value:	481.3924
52 Weeks Ago:	668.3262
52 Week High (on 7/3/2014):	670.6754
52 Week Low (on 3/17/2015):	462.1577

* The Bloomberg ticker symbol is being provided for reference purposes only. The initial index value and the final index value will be determined based on the values published by the index publisher.

The following graph sets forth sets forth the hypothetical retrospective and historical daily index closing values of the index from January 1, 2010 to June 30, 2015. The information prior to August 1, 2013 is a hypothetical retrospective simulation calculated by the index publisher and must be considered illustrative only. The hypothetical respective and historical performance of the index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the index on the valuation date. See “Hypothetical Retrospective and Historical Information.”

July 2015	Page 3

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Hypothetical Retrospective and Historical Daily Closing Values of the
Backwardation Enhanced Bloomberg Commodity Index (Total Return)
January 1, 2010 to June 30, 2015

July 2015	Page 4

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Key Investment Rationale

▪	The securities offer investors a payment at maturity that is based on full exposure to both the positive and negative performance (as reduced by an adjustment factor of 1.75% per annum) of the index.

▪	The index is a modified version of the Bloomberg Commodity Index that consists of a smaller number of commodity contracts selected based on their strong backwardation characteristics.

Summary of Selected Key Risks (see page 13)

▪	The securities do not pay interest and do not guarantee return of any principal.

▪	The market price of the securities will be influenced by many unpredictable factors.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index.

▪	Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index.

▪	No assurance that components will be in backwardation; the index is rebalanced only monthly.

▪	There is limited historical information for the index.

▪	Not equivalent to investing in the index.

▪	The adjustment factor will have the effect of reducing your participation in the index; the index must appreciate sufficiently in order for you not to suffer a loss on your initial investment in the securities; a portion of the adjustment factor will be used to pay the agent’s commissions and fees.

▪	Potential conflicts of interest exist between your financial advisor and you because your financial advisor may have economic interests that are different from yours.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices.

▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities.

▪	The index may in the future include contracts that are not traded on regulated futures exchanges.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities.

▪	Proprietary and rules-based index; no active management.

▪	Adjustments to the index could adversely affect the value of the securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices.

▪	The index publisher and the calculation agent, which are affiliates of the issuer, will make determinations with respect to the index and the securities.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

July 2015	Page 5

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Fact Sheet

Unlike ordinary debt securities, the Participation Securities due August , 2017 Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity. Instead, the payment that you will receive at maturity will be an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return), which we refer to as the index, as of the valuation date, as reduced by the adjustment factor described below. If, as of the valuation date, the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities. The securities are notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program. All payments are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July , 2015	August , 2015 (3 business days after the pricing date)	August , 2017, subject to adjustment as described below.

Key Terms
Issuer:	Morgan Stanley
Index:	Backwardation Enhanced Bloomberg Commodity Index (Total Return)
Index publisher:	MS & Co. and any successor publisher thereof
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security (see “Supplemental information regarding plan of distribution; conflicts of interest” below)
Denominations:	$1,000 and integral multiples thereof
Interest:	None
Payment at maturity:	stated principal amount × [1 + (index performance – adjustment factor)]
Index performance:	(final index value – initial index value) / initial index value Index performance will be negative if the value of the index declines over the term of the securities.
Adjustment factor:

1.75% × N/365

where,

N = the number of days from and including the pricing date to and including the valuation date

The adjustment factor will reduce your participation in the index and, as a result, the amount payable to you at maturity.

Initial index value:	The official settlement price of the index on the pricing date
Final index value:	The official settlement price of the index on the valuation date
Valuation date:	July , 2017, subject to adjustment for non-index business days and certain market disruption events
Postponement of maturity date:	If, due to a market disruption event or otherwise, the valuation date is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.
Risk factors:	Please see “Risk Factors” on page 13.

July 2015	Page 6

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GEC4
ISIN:	US61762GEC42
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:

You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under the accompanying preliminary pricing supplement and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.
▪ Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize capital gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities. Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

Even if the tax treatment of the securities described above were respected, it is possible that the Internal Revenue Service (the “IRS”) could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. (“MSCG”)
Use of proceeds and hedging:

The proceeds we receive from the sale of the securities will be used for general corporate purposes. We will receive, in aggregate, $1,000 per security issued because a portion of the adjustment factor will effectively be used by us or our hedging counterparty to pay the agent’s commissions and fees and,

July 2015	Page 7

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

accordingly, these commissions and fees are borne by you. The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and fees and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we, through our subsidiaries or others, expect to hedge our anticipated exposure in connection with the securities by taking positions in swaps and futures contracts on the commodity contracts underlying the index or positions in any other available instruments that we may wish to use in connection with such hedging. Such purchase activity could potentially increase the value of the index and, accordingly, could increase the initial index value, and, therefore, the value at which the index must close on the valuation date so that you do not suffer a loss on your initial investment in the securities. In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling swaps and futures contracts on the commodities underlying the index or positions in any other available securities or instruments that we may wish to use in connection with such hedging activities. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. We cannot give any assurance that our hedging activities will not affect the value of the Index and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any. See also “Description of Securities––Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:

Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), which we refer to as a “plan,” should consider the fiduciary standards of ERISA in the context of the plan’s particular circumstances before authorizing an investment in these securities. Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered “parties in interest” within the meaning of ERISA or “disqualified persons” within the meaning of the Code with respect to many plans, as well as many individual retirement accounts and Keogh plans (also “plans”). ERISA Section 406 and Code Section 4975 generally prohibit transactions between plans and parties in interest or disqualified persons. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if these securities are acquired by or with the assets of a plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules. A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of these securities. Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of any plan involved in the transaction and provided further that the plan pays no more than adequate consideration in connection with the transaction (the so-called “service provider” exemption). There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving these securities.

Because we may be considered a party in interest with respect to many plans, unless otherwise specified in the applicable prospectus supplement, these securities may not be purchased, held or disposed of by any plan, any entity whose underlying assets include “plan assets” by reason of any plan’s investment in the entity (a “plan asset entity”) or any person investing “plan assets” of any plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited. Unless otherwise specified in the applicable prospectus supplement, any purchaser, including any fiduciary purchasing on behalf of a plan, transferee or holder of these securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding thereof that either (a) it is not a plan or a plan asset entity, is not purchasing such securities on behalf of or with “plan assets” of any plan, or with any assets of a governmental or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are

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Principal at Risk Securities

eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in nonexempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing these securities on behalf of or with “plan assets” of any plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)     the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)    we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)    any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)    neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of these securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law. The sale of any of these securities to any plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by plans generally or any particular plan, or that such an investment is appropriate for plans generally or any particular plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of the securities by the account, plan or annuity.

Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Additional considerations:	Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.
Supplemental information regarding plan of distribution; conflicts of interest:

Under the terms and subject to the conditions contained in the U.S. distribution agreement referred to in the prospectus supplement under “Plan of Distribution (Conflicts of Interest),” the agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the aggregate principal amount of securities set forth on the cover of this document. The agent proposes initially to offer the securities directly to the public at the public offering price set forth on the cover page of this document. The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealers, or other dealer, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG. Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley. Selected dealers, including Morgan Stanley Wealth Management, and their financial advisors will collectively receive from the agent a total sales commission of $20.00 for each security they sell, which will be paid quarterly in increments of $2.50 per security over the term of the securities. In addition, Morgan Stanley Wealth Management will receive

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a structuring fee of $5.00 for each security, which will be paid quarterly in increments of $0.625 per security over the term of the securities. After the initial offering of the securities, the agent may vary the offering price and other selling terms from time to time. The agent’s commissions and fees are not the only costs in respect of the securities. See the description of the adjustment factor above.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest. MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.

In order to facilitate the offering of the securities, the agent may engage in transactions that stabilize, maintain or otherwise affect the price of the securities or the level of the index. Specifically, the agent may sell more securities than it is obligated to purchase in connection with the offering, creating a naked short position in the securities for its own account. The agent must close out any naked short position by purchasing the securities in the open market after the offering. A naked short position in the securities is more likely to be created if the agent is concerned that there may be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, the securities in the open market to stabilize the price of the securities. Any of these activities may raise or maintain the market price of the securities above independent market prices or prevent or retard a decline in the market price of the securities. The agent is not required to engage in these activities, and may end any of these activities at any time. An affiliate of the agent has entered into hedging transactions with us in connection with this offering of the securities. See “Use of proceeds and hedging” above.

Contact:	Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776). All other clients may contact their local brokerage representative. Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities. We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

Hypothetical Payouts on the Securities at Maturity

At maturity, for each $1,000 stated principal amount of securities that you hold, you will receive at maturity an amount in cash calculated as follows:

$1,000 x [1 + (index performance – adjustment factor)]

where,

index performance	=	final index value – initial index value
initial index value

adjustment factor	=	1.75%	x	N
365

and,

N = the number of days from and including the pricing date to and including the valuation date.

Assuming N equals 730 (i.e., exactly two years, assuming no leap years), the adjustment factor will equal 3.50%. The actual accrued adjustment factor will be based on the number of days from and including the pricing date to and including the valuation date.

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You will be fully exposed to the upside and downside performance of the index but the payment at maturity will be calculated based on the percentage change in the index as reduced by the adjustment factor described above.

Presented below are graph and hypothetical examples showing how the payout on the securities at maturity is calculated. The hypothetical initial index values, final index values, index performances and payment at maturity set forth below are for illustrative purposes only. The adjustment factor for each example is assumed to be 3.50%.

The above graph illustrates the effect of the reduction of the accrued adjustment factor in calculating the payment at maturity. The accrued adjustment factor will reduce your return on the securities whether the index return is positive or negative.

Example 1: The level of the index increases significantly from the initial index value. Investors receive more than the $1,000 per security invested.

Hypothetical initial index value: 100
Hypothetical final index value: 140
Hypothetical index performance: (140 – 100) / 100	= 40.00%
Hypothetical payment at maturity (per security)	= $1,000 × [1 + (index performance – adjustment factor)]
= $1,000 × [1 + (40.00% – 3.50%)]
= $1,000 × (1 + 36.50%)
= $1,365.00

In the above example, the final index value is 40.00% above the initial index value. As investors participate fully in the upside performance of the index less the adjustment factor, they receive a 36.50% return on their investment.

Example 2: The level of the index increases slightly from the initial index value, but the slight increase in the index is not sufficient to offset the effect of the adjustment factor. Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 100
Hypothetical final index value: 101
Hypothetical index performance: (101 – 100) / 100	= 1.00%
Hypothetical payment at maturity (per security)	= $1,000 × [1 + (index performance – adjustment factor)]
= $1,000 × [1 + (1.00% – 3.50%)]
= $1,000 × (1 – 2.50%)

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= $975.00

In the above example, the final index value is 1.00% above the initial index value. Although investors participate fully in the upside performance of the index, because of the adjustment factor equal to 3.50% in this example, they lose 2.50% on their investment.

Example 3: The level of the index decreases significantly from the initial index value. Investors receive less than the $1,000 per security invested.

Hypothetical initial index value: 100
Hypothetical final index value: 60
Hypothetical index performance: (60 – 100) / 100	= -40.00%
Hypothetical payment at maturity (per security)	= $1,000 × [1 + (index performance – adjustment factor)]
= $1,000 × [1 + (-40.00% – 3.50%)]
= $1,000 × [1 + (-43.50%)]
= $565.00

In the above example, the final index value is 40.00% below the initial index value. As investors are fully exposed to the downside performance of the index in addition to the reduction due to the adjustment factor, they lose 43.50% on their investment.

If the index declines in value, or does not increase in value sufficiently to offset the effect of the adjustment factor, as of the valuation date, the payment at maturity will be less, and may be significantly less, than the $1,000 stated principal amount. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

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Risk Factors

The securities are not secured debt and, unlike ordinary debt securities, do not guarantee the return of any principal at maturity and do not pay any interest. Because the payment at maturity will be an amount of cash based on the performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return) as reduced by the adjustment factor, there is no guaranteed return of any principal at maturity. This section describes the most significant risks relating to the securities. You should carefully consider whether the securities are suited to your particular circumstances before you decide to purchase them.

The following is a non-exhaustive list of certain key risk factors for investors in the securities. For a complete list of risk factors, please see the accompanying preliminary pricing supplement and the accompanying prospectus supplement and prospectus.

▪	The securities do not pay interest and do not guarantee return of any principal. The terms of the securities differ from ordinary debt securities in that you will not be paid interest and you are not guaranteed the return of any of your principal at maturity. The return on your investment in the securities may be less than the amount that would be paid on an ordinary debt security and actually may be negative. The payout to you at maturity will be a cash amount that may be worth less, and potentially significantly less, than the $1,000 principal amount of each security. There is no minimum payment at maturity on the securities. Accordingly, you could lose your entire initial investment in the securities.

▪	The market price of the securities will be influenced by many unpredictable factors. Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which MS & Co. may be willing to purchase or sell the securities in the secondary market. We expect that generally the value of the index at any time will affect the value of the securities more than any other single factor. Other factors that may influence the value of the securities include:

▪	the volatility (frequency and magnitude of changes in value) of the index at any time;

▪	the market prices of the commodities and the commodity contracts underlying the index, and the volatility of such prices;

▪	trends of supply and demand for the commodities underlying the index at any time;

▪	interest and yield rates in the market;

▪	geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the commodity contracts underlying the index or commodities generally and that may affect the value of the index on the valuation date; and

▪	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price that you will receive if you are able to sell your securities prior to maturity. For example, you may have to sell your securities at a substantial discount from the issue price, if market interest rates rise or the level of the index is at, below or not sufficiently above the initial index value. This could happen, for example, if the value of the index declines or due to a discount reflected in the trading prices of the securities.

You cannot predict the future performance of the index based on its historical performance. In addition, there can be no assurance that the index will increase or that the value of the index on the valuation date will exceed the initial value of the index by a sufficient amount to compensate for the effect of the adjustment factor equal to 1.75% per annum such that you do not suffer a loss on your initial investment in the securities.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities. You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley. If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment. As a result, the market value of the securities

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prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness. Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪	An investment in the securities will expose you to concentrated risk to a limited number of commodities underlying the index. Whereas the Bloomberg Commodity Index, on which the index is based, consists of 22 futures contracts on 20 different commodities, the index consists of contracts on only ten commodities. As described in more detail under “Description of Securities––The Index” in the accompanying preliminary pricing supplement, the index consists of futures contracts on only two commodities from each of the metals and grains sectors and futures contracts on only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango), and on all energy commodities except for natural gas. As a result, the index does not provide as diversified an exposure to commodities as the broad-based Bloomberg Commodity Index, and an investment in the securities may therefore bear risks similar to a securities investment concentrated in a limited number of commodities.

▪	Any significant changes to the backwardation characteristics of the selected components of the index will adversely affect the value of the index. The Bloomberg Commodity Index, on which the index is based, is composed of futures contracts on physical commodities. Unlike equities, which typically entitle the holder to a continuing stake in a corporation, commodity futures contracts normally specify a certain date for delivery of the underlying physical commodity. As the futures contracts that compose the index approach expiration, they are replaced by contracts that have a later expiration. Thus, for example, a contract purchased and held in January may specify a February expiration. As time passes, the contract expiring in February is replaced by a contract for delivery in March. This process is referred to as “rolling.” If the market for these contracts is (putting aside other considerations) in “backwardation,” where the prices are lower in the distant delivery months than in the nearer delivery months, the sale of the February contract would take place at a price that is higher than the price of the March contract, thereby creating a “roll yield.”

The index consists of futures contracts on four out of the five energy commodities (except natural gas) included in the Bloomberg Commodity Index and on only two commodities from each of the metals and grains and sectors and only one commodity from each of the livestock and softs sectors that have been selected at the end of the month prior to the relevant month as commodities exhibiting the highest level of backwardation (or, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting the lowest level of contango). Because the index composition or weightings will remain static except as adjusted at monthly rebalancings, any decrease in the backwardation characteristics exhibited by the selected components or reversal in the trend, resulting in the applicable components exhibiting contango and the consequent negative “roll yields,” would adversely affect the value of the index and, accordingly, the value of the securities. While the index attempts to outperform the Bloomberg Commodity Index by tracking the commodities exhibiting stronger backwardation characteristics at monthly rebalancings, there can be no assurance that the index will in fact outperform the Bloomberg Commodity Index in either the short or long run.

▪	No assurance that components will be in backwardation; the index is rebalanced only monthly. Because the commodity selection process for the index is based on the average annualized backwardation in the past 10-year period (which may be negative, indicating contango), there can be no assurance that the commodities selected for inclusion in the backwardation enhanced index will have been in backwardation for significant portions of the past 10-year period, will be in backwardation at the time selected, will continue to be in backwardation or will be the commodities with the strongest backwardation characteristics for the future year. For example, a commodity may have been in contango for a number of years and still be selected for inclusion in the index as the selection process does not take into account whether the commodity has recently been or currently is in backwardation. In addition, in the absence of a sufficient number of commodities within a given sector exhibiting backwardation, commodities exhibiting contango may be selected. Furthermore, the index is rebalanced only monthly, and so any significant intra-month changes in the market that lead to a loss in backwardation of the chosen commodity (vis-à-vis others in that sector) may adversely affect the index’s performance. For example, a commodity that was in

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backwardation at the time of selection may no longer be in backwardation before and/or at the time of the next monthly rebalancing.

▪	There is limited historical information for the index. The index has been calculated and publicly disseminated since August 1, 2013, and the levels of the index for the earlier period have been calculated retrospectively on a hypothetical basis with an initial index level of 100 on the index base date of January 19, 2000. Because there is limited historical information for the index, your investment in the securities may involve a greater risk than investing in securities linked to one or more indices with an established record of performance.

▪	Not equivalent to investing in the index. Investing in the securities is not equivalent to investing in the index or the commodity futures contracts that underlie the index. Because of the adjustment factor, an investment in the securities will always underperform a direct investment in the index.

▪	The adjustment factor will have the effect of reducing your participation in the index; the index must appreciate sufficiently in order for you not to suffer a loss on your initial investment in the securities; a portion of the adjustment factor will be used to pay the agent’s commissions and fees. Because the payment at maturity will be calculated based on the index performance, whether positive or negative, as reduced by the adjustment factor equal to 1.75% per annum, the index must increase sufficiently in order for you not to suffer a loss on your initial investment in the securities. If the index declines in value over the term of the securities, the amount of cash payable to you at maturity will be further reduced by the same adjustment factor and you will receive a payment at maturity reflecting the reduction of the adjustment factor and the negative performance of the index. The adjustment factor is expressed in per annum terms and so the index must increase by more than approximately 3.50% over the term of the securities (depending on the actual number of days from and including the pricing date to and including the valuation date), otherwise you will suffer a loss on your initial investment in the securities.

A portion of the adjustment factor will be used to pay the agent’s commissions and fees on a periodic basis as further described on the cover page of this pricing supplement. A portion of the adjustment factor will be used to pay the agent’s commissions and fees on a periodic basis as further described on the cover page of this pricing supplement.

▪	Potential conflicts of interest exist between your financial advisor and you because your financial advisor may have economic interests that are different from yours. As a result of the trailing commissions feature, your financial advisor may have an incentive to encourage you to continue to hold the securities because your financial advisor will no longer receive trailing commissions if you sell the securities. You should take these potentially different economic interests created by the trailing commissions feature into account when considering an investment in the securities.

▪	Investments linked to commodities are subject to sharp fluctuations in commodity prices. Investments, such as the securities, linked to the prices of commodities are subject to sharp fluctuations in the prices of commodities and related contracts over short periods of time for a variety of factors, including: changes in supply and demand relationships; weather; climatic events; the occurrence of natural disasters; wars; political and civil upheavals; acts of terrorism; trade, fiscal, monetary, and exchange control programs; domestic and foreign political and economic events and policies; disease; pestilence; technological developments; changes in interest rates; and trading activities in commodities and related contracts. These factors may affect the settlement price of the index and the value of your securities in varying and potentially inconsistent ways.

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▪	Suspensions or disruptions of market trading in commodity and related futures markets could adversely affect the price of the securities. The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention. In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day. These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.” Once the limit price has been reached in a particular contract, no trades may be made at a different price. Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices. These circumstances could adversely affect the value of the index and, therefore, the value of the securities.

▪	The index may in the future include contracts that are not traded on regulated futures exchanges. The index was originally based solely on futures contracts traded on regulated futures exchanges (referred to in the United States as “designated contract markets”). At present, the index continues to be composed exclusively of regulated futures contracts. As described below, however, the index may in the future include over-the-counter contracts (such as swaps and forward contracts) traded on trading facilities that are subject to lesser degrees of regulation or, in some cases, no substantive regulation. As a result, trading in such contracts, and the manner in which prices and volumes are reported by the relevant trading facilities, may not be subject to the same provisions of, and the protections afforded by, the Commodity Exchange Act of 1936, as amended, or other applicable statutes and related regulations, that govern trading on regulated futures exchanges. In addition, many electronic trading facilities have only recently initiated trading and do not have significant trading histories. As a result, the trading of contracts on such facilities and the inclusion of such contracts in the indices may be subject to certain risks not presented by most exchange-traded futures contracts, including risks related to the liquidity and price histories of the relevant contracts.

▪	Legal and regulatory changes could adversely affect the return on and value of the securities. Futures contracts and options on futures contracts, including those related to the index commodities, are subject to extensive statutes, regulations, and margin requirements. The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade, are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading. Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period. These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts. The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action. In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general. The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts. While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid. Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of your investment in the securities.

▪	Proprietary and rules-based index; no active management. The index is quantitative and rules-based and may not yield future positive performance. It follows a rules-based proprietary strategy that operates on the basis of pre-determined rules. The index is not actively managed by Morgan Stanley or its affiliates (the “Morgan Stanley

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Group”) or any third party. The index uses a pre-defined, objective commodity futures contract selection process that differs from an actively managed strategy in that the commodity futures contracts will change only if required by the selection criteria and only at each monthly rebalancing. The index methodology is fixed and will not change over time, even if the index underperforms benchmark indices. Accordingly, the index is not actively managed to adjust to changing business, financial, geopolitical or other conditions. In addition, the Morgan Stanley Group is not acting as a fiduciary for, or an advisor to, any investor in respect of the index. There can be no assurances that the methodology will yield positive performance in all economic conditions and past performance of the index (actual or simulated) is not an indication of future performance. Accordingly, you should determine whether the rules of the index are appropriate in light of their individual circumstances and investment objectives and ensure that they understand the mechanics of the index. Potential investors should consult with their legal, business and tax advisers to determine the consequences of investing in the securities.

▪	Adjustments to the index could adversely affect the value of the securities. The publisher of the index may add, delete or substitute the commodity futures contracts constituting the index or make other methodological changes that could change the value of the index. The index publisher may discontinue or suspend calculation or publication of the index at any time. Any of these actions could adversely affect the value of the securities. Where the index is discontinued, the calculation agent will have the sole discretion to substitute a successor index that is comparable to the index and will be permitted to consider indices that are calculated and published by the calculation agent or any of its affiliates.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited. The securities will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the securities. MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily. Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact. If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities. Accordingly, you should be willing to hold your securities to maturity.

▪	The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us. Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 12 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to

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the index, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪	The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price. These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect. As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities. In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions. See also “The market price of the securities will be influenced by many unpredictable factors” above.

▪	The adjustment factor reflected in the calculation of the payment at maturity is likely to adversely affect secondary market prices. Assuming no change in market conditions or any other relevant factors, the price, if any, at which MS & Co. is willing to purchase the securities at any time in secondary market transactions will likely be lower than the issue price, since secondary market prices will be adversely affected by the fact that the adjustment factor will reduce the payment at maturity in all circumstances even if the level of the index has not changed. As noted above, any such prices may differ from values determined by pricing models used by MS & Co., as a result of dealer discounts, mark-ups or other transaction costs.

▪	The index publisher and the calculation agent, which are affiliates of the issuer, will make determinations with respect to the index and the securities. MS & Co., an affiliate of Morgan Stanley, is acting as the index publisher and MSCG, an affiliate of Morgan Stanley, is acting as the calculation agent. As index publisher, MS & Co. will determine the index level in respect of each index business day. As calculation agent, MSCG will determine the initial index value, the final index value, the index performance, the adjustment factor and will calculate the payment that you will receive at maturity, if any. Moreover, certain determinations made by MS & Co., in its capacity as the index publisher, and MSCG, in its capacity as the calculation agent, may require them to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of index market disruption events and market disruption events, the value of the index in the event of a market disruption event or with respect to cancelling the index. These potentially subjective determinations may adversely affect the payout to you at maturity, if any. For further information regarding these types of determinations, see “Description of Securities—Valuation Date,” “—Market Disruption Event,” “—Calculation Agent” and “—Alternate Exchange Calculation in Case of an Event of Default” in the accompanying preliminary pricing supplement. In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪	Hedging and trading activity by our subsidiaries could potentially affect the value of the securities. One or more of our subsidiaries expect to carry out hedging activities related to the securities (and possibly to other instruments linked to the index), including trading in swaps or futures contracts on the index and on the commodity contracts underlying the index. As a result, these entities may be unwinding or adjusting hedge positions during the term of the securities, and the hedging strategy may involve greater and more frequent dynamic adjustments to the hedge as the valuation date approaches. Some of our subsidiaries also trade in financial instruments related to the index or the prices of the commodity contracts underlying the index on a regular basis as part of their general broker-dealer and other businesses. Any of these hedging or trading activities on or prior to the pricing date could potentially increase the value of the index on the pricing date and, as a result, could increase the value at which the index must be on the valuation date before you would receive a payment at maturity that exceeds the stated principal amount of the securities. Additionally, such hedging or trading activities during the term of the securities could potentially affect the value of the index and, accordingly, the amount of cash you will receive at maturity, if any.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain. Please read the discussion under “Additional provisions – Tax considerations” in this document and the discussion under “United

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Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities. If the IRS were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections. For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments. In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income. Additionally, as discussed under “United States Federal Taxation – FATCA Legislation” in the accompanying preliminary pricing supplement for the securities, the withholding rules commonly referred to as “FATCA” would apply to the securities if they were recharacterized as debt instruments. We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.

Even if the tax treatment of the securities described in the Tax Disclosure Sections were respected, it is possible that the IRS could assert that a “deemed” taxable exchange has occurred in the event of a change in the methodology by which the index is calculated, a change in the components of the index or any other circumstance resulting in a material change to the index. If the IRS were successful in asserting that a taxable exchange has occurred, a U.S. Holder could be required to recognize gain or loss (subject to the possible application of the wash sale rules) with respect to the securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect. Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

July 2015	Page 19

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Hypothetical Retrospective and Historical Information

The index has been calculated and publicly disseminated since August 1, 2013, and the levels of the index for the earlier period have been calculated retrospectively on a hypothetical basis with an initial index level of 100 on the index base date of January 19, 2000. A retrospective simulation means that no actual investment which allowed a tracking of the performance of the Index existed at any time during the period of the retrospective simulation. Therefore, information regarding the index prior to August 1, 2013 is hypothetical only and does not reflect actual historical performance. Investors should be aware that no actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 1, 2013. Such data must be considered illustrative only.

The following table sets forth the hypothetical retrospective and historical high, low and end-of-quarter index closing values for each quarter in the period from January 1, 2010 through June 30, 2015. The index closing value on June 30, 2015 was 481.3924. The information prior to August 1, 2013 is a hypothetical retrospective simulation calculated by the index publisher and must be considered illustrative only.

The hypothetical respective and historical performance of the index should not be taken as an indication of its future performance, and no assurance can be given as to the level of the index on the valuation date.

Backwardation Enhanced Bloomberg Commodity Index (Total Return)	High	Low	Period End
2010
First Quarter	563.6764	494.3792	553.8453
Second Quarter	579.6461	476.4092	496.5826
Third Quarter	588.2484	488.4157	587.2446
Fourth Quarter	690.0852	584.4437	690.0852
2011
First Quarter	757.4144	675.7328	741.3674
Second Quarter	771.4505	679.6004	702.4808
Third Quarter	743.4452	599.7820	599.7820
Fourth Quarter	668.4247	594.9053	651.1939
2012
First Quarter	708.0050	658.0609	682.9699
Second Quarter	695.4133	592.2069	630.8210
Third Quarter	714.6896	632.1494	696.7080
Fourth Quarter	699.8483	647.0161	669.7947
2013
First Quarter	696.9196	652.4520	656.0988
Second Quarter	655.2238	606.6700	606.6700
Third Quarter	640.7732	608.2400	620.8727
Fourth Quarter	630.4400	602.7800	618.3395
2014
First Quarter	646.5685	596.6670	645.1563
Second Quarter	682.1070	641.2096	668.3262
Third Quarter	670.6754	581.6920	581.6920
Fourth Quarter	588.8795	510.2072	510.2072
2015
First Quarter	510.2072	462.1577	462.8802
Second Quarter	504.2354	467.2385	481.3924

July 2015	Page 20

Participation Securities due August    , 2017
Based on the Performance of the Backwardation Enhanced Bloomberg Commodity Index (Total Return)

Principal at Risk Securities

Hypothetical Index Return

The following table shows the hypothetical return on the Index from January 2, 2003 to June 30, 2015. Because the publication of the Index began on August 1, 2013, the return on the Index shown below is retrospectively simulated. No actual investment which allowed a tracking of the performance of the Index was possible at any time prior to August 1, 2013.

	Index Returns[1]
	1/2/2003–6/30/2015	2003	2004	2005	2006	2007	2008	2009	2010	2011	2012	2013	2014	2015[2]
Returns	13.93%	39.32%	33.10%	35.87%	35.60%	31.36%	-34.31%	46.92%	26.78%	-5.64%	2.86%	-7.68%	-17.49%	-5.65%

Data based on simulated returns from January 2, 2003 to August 1, 2013 and actual returns thereafter.

1 All returns except year-to-date 2015 returns are annualized.

2 Year-to-date 2015 returns are not annualized.

July 2015	Page 21